As filed with the Securities and Exchange Commission on September 11, 2015

Registration No. 333-202348

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202348

UNDER

THE SECURITIES ACT OF 1933

MYLAN N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	2834	98-1189497
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 4, Trident Place

Mosquito Way, Hatfield

Hertfordshire, AL10 9UL England

Tel: +44 (0) 1707-853-000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan (formerly Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan)

(Full Title of Plans)

John D. Sheehan

Executive Vice President and

Chief Financial Officer

Mylan N.V.

c/o Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Tel: (724) 514-1800

(Name, address, and telephone number, including area code, of agent for service)

Bradley L. Wideman, Esq. Vice President, Associate General Counsel, Securities and Assistant Secretary Mylan N.V. c/o Mylan Inc. 1000 Mylan Boulevard Canonsburg, Pennsylvania 15317 Tel: (724) 514-1800	William V. Fogg, Esq. Johnny G. Skumpija, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Tel: (212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Mylan N.V. (the “Registrant”) is filing this post-effective amendment to its Registration Statement on Form S-8 (File No. 333-202348) filed with the Securities and Exchange Commission on February 27, 2015, registering 55,300,000 of the Registrant’s ordinary shares, nominal value €0.01 per share, for issuance pursuant to the Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan (the “Registration Statement”), to deregister any and all plan interests and any and all shares of the Registrant’s ordinary shares registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. The Registrant, by filing this post-effective amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all plan interests and any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on September 11, 2015.

Mylan N.V.

By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer

No other person is required to sign this post-effective amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.